SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  _____________


                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             SMITHWAY MOTOR EXPRESS
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    832653109
                                 (CUSIP Number)














* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities and Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No.             13G                      Page          of        Pages
832653109

     1       NAME OF REPORTING PERSONS             Lord, Abbett & Co.
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS   13-5620131
             (entities only)
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)   x
                                                                  (b) __
     3       SEC USE ONLY
     4       CITIZENSHIP OR PLACE OF ORGANIZATION   NEW YORK

         NUMBER OF             5     SOLE VOTING POWER      202,000
          SHARES
       BENEFICIALLY
       OWNED BY EACH
         REPORTING
        PERSON WITH
                   6         SHARED VOTING POWER      0
                   7         SOLE DISPOSITIVE POWER   202,000
                   8         SHARED DISPOSITIVE POWER  0
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                        202,000
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*              N/A
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)    5.04%

    12       TYPE OF REPORTING PERSON*
             IA:PN

Item 1.

     (a)      See Front Cover Page
     (b)      Rural Route #5
              Fort Dodge, IA  50501

Item 2.

     (a)      Lord Abbett & Co.
     (b)      767 Fifth Avenue
              New York, New York 10153

     (c)      New York

     (d)      See Front Cover Page

     (e)      See Front Cover Page

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(e) Investment Advisor registered under section 203 of the Investment Company Act of 1940

Item 4.       Ownership

     (a)      See No. 9
     (b)      See No. 11

     (c)
              (i)    See No. 5
              (ii)   See No. 6
              (iii)  See No. 7
              (iv)   See No. 8

Item 5.       Owner of Five Percent or Less of a Class

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              N/A

Item 8.       Identification and Classification of Members of the Group

              N/A

Item 9.       Notice of Dissolution of Group

              N/A

Item 10.      Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                     SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              February 13, 1998

                                                              Date

                                                             /s/ Thomas F. Konop
                                                             Signature

                                                       Assistant General Counsel
                                                             Name/Title